EXHIBIT 5.1


                                                 December 29, 1998



Celgene Corporation
Powder Horn Drive
Warren, New Jersey 07059

Dear Sirs:

We are acting as counsel to Celgene Corporation, a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the "Registration Statement") by the Company under the Securities Act of 1933 as amended, and the rules and regulations thereunder, for registration of up to 1,890,000 shares (the "Shares") of Common Stock, par value $.01 per Share, of the Company. Of the Shares, (i) 1,500,000 Shares may be issued by the Company pursuant to the Company's 1998 Long-Term Incentive Plan (the "Plan") and (ii) an aggregate of 390,000 Shares may be issued by the Company pursuant to (a) a Stock Option Agreement dated August 2,1993 between the Company and John L. Ufheil (b) a Stock Option Agreement dated March 21, 1994 between the Company and Richard G. Wright, (c) a Stock Option Agreement dated January 26, 1994 between the Company and Gilla Kaplan, and (d) a Stock Option Agreement dated June 21, 1990 between the Company and Jack L. Ufheil (together, the "Option Agreements").

We have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the adoption of the Plan. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such public officials and of representatives of the Company, and have made such investigation of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, upon issuance of the Shares in accordance with the Plan and upon the exercise of the options issued pursuant to the Option Agreements, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP
Proskauer Rose LLP



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